AGREEMENT AND PLAN OF  REORGANIZATION

                               AMERICOM USA, INC.
                             ("Parent Corporation")

                              KSI ACQUISITION, INC.
                            ("Acquiring Corporation")

                              KIOSK SOFTWARE, INC.
                             ("Target Corporation")

                                   LORI FISHER
                            ("Principal Shareholder")

                                January 24, 1999
                      AGREEMENT AND PLAN OF REORGANIZATION

               THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into, effective on the date set forth below, by and among AMERICOM USA, INC., a Delaware corporation ("Parent Corporation"); KSI ACQUISITION, INC., a Delaware corporation ("Acquiring Corporation"); KIOSK SOFTWARE, INC., a California corporation ("Target Corporation"); and LORI FISHER ("Principal Shareholder"), with reference to the following facts:

               RECITALS:

               A. The Boards of Directors of each of Parent Corporation and Acquiring Corporation and the undersigned chief executive officer of Target Corporation believe it is in the best interests of each such company and their respective shareholders that Acquiring Corporation acquire Target Corporation through the statutory merger of Target Corporation with and into Acquiring Corporation (the "Merger").

               B.      Pursuant to the Merger, among other
       things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock, no par value per share, of Target Corporation ("Target Corporation Common Stock") shall be converted into the right to receive shares of Common Stock of Parent Corporation.

               C. Target Corporation, Principal Shareholder, Parent Corporation, and Acquiring Corporation have agreed to execute this Agreement in order to memorialize the terms and conditions on which Target Corporation shall merge with and into Acquiring Corporation.

               AGREEMENTS:

               NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

                               ARTICLE I
                              THE MERGER

               1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the "Delaware GCL") and the California General Corporation Law, as amended (the "California GCL"), Target Corporation shall be merged with and into Acquiring Corporation, the separate corporate existence of Target Corporation shall cease, and Acquiring Corporation shall continue as the surviving corporation. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

               1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, below, the closing of the Merger (the "Closing") shall occur on or before February 15, 1999 (the "Scheduled Closing Date"), at the offices of Reicker, Clough, Pfau & Pyle LLP, 1421 State Street, Suite B, Santa Barbara, California 93101, unless another place or time is hereafter agreed to in writing by Acquiring Corporation and Target Corporation. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Merger Certificate") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware GCL. The time of acceptance by the Secretary of State of the State of Delaware of such filing shall be referred to herein as the "Effective Time." As promptly as practicable after the Closing Date, Acquiring Corporation shall cause the Merger Certificate to be filed with the Secretary of State of the State of California in accordance with the relevant provisions of the California GCL.

               1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware GCL and the California GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target Corporation and Acquiring Corporation shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target Corporation and Acquiring Corporation shall become the debts, liabilities and duties of Surviving Corporation.

               1.4     Certificate of Incorporation; Bylaws.

                (a)    The Certificate of Incorporation of
       Acquiring Corporation, as in effect immediately prior to the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended.

                (b) The Bylaws of Acquiring Corporation, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

               1.5 Directors and Officers. The directors of Acquiring Corporation immediately prior to the Effective Time and Principal Shareholder shall be the initial directors of the Surviving Corporation, each of whom shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
       The officers of Acquiring Corporation immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, except that Principal Shareholder shall be appointed as President of the Surviving Corporation as of the Effective Time, and each such officer shall hold office in accordance with the Bylaws of the Surviving Corporation.

               1.6     Effect of Merger on the Capital Stock of
       Target Corporation.

                (a)    Exchange of Target Corporation Common
       Stock. As of the Effective Time of the Merger, each share of Target Corporation Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of Acquiring Corporation, Target Corporation, Parent Corporation, or the officers, directors, or shareholders of any such entity, be canceled and extinguished and converted into the right to receive from Parent Corporation that number of shares of the common capital stock of Parent Corporation (the "Parent Corporation Common Stock") determined by dividing (i) One Million (1,000,000), by (ii) the total number of shares of Target Corporation Common Stock outstanding immediately prior to the Effective Time (such quotient , the "Exchange
       Ratio").   Subject to Section 1.6(b), below, the holder of
       one or more shares of Target Corporation Common Stock shall be entitled to receive in exchange therefor a number of shares of Parent Corporation Common Stock equal to the product of (x) the number of shares of Target Corporation Common Stock owned by such shareholder, times (y) the Exchange Ratio.

                (b) Adjustments to Parent Corporation Common Stock. The number of shares of Parent Corporation Common Stock issuable hereunder shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Corporation Common Stock or Target Corporation Common Stock), reorganization, recapitalization or other like change with respect to Parent Corporation Common Stock or Target Corporation Common Stock occurring after the date hereof and prior to the Effective Date.

                       (i)     The parties (x) acknowledge that
       Parent Corporation is conducting an Offering (the "Reg S Offering") of Parent Corporation Common Stock pursuant to that certain Regulation S Private Offering Memorandum dated December 2, 1998 (the "Parent Corporation Offering Memorandum"), (y) further acknowledge that Parent Corporation is in the process of amending that Parent Corporation Offering Memorandum in order to attempt to raise up to an additional Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000.00) at a price of not less than Two Dollars ($2.00) per share of Parent Corporation Common Stock, and (z) agree that such amendment and the sale of such additional shares at a price of at least $2.00 per share shall not affect the Exchange Ratio.

                       (ii)    Notwithstanding any provision of
       this Agreement to the contrary, if during the period commencing on the effective date of this Agreement and ending one hundred and eighty (180) days after the Closing Date (the "Measuring Period"), Parent Corporation sells any shares of Parent Corporation Common Stock in the Reg S Offering at a price less than Two Dollars ($2.00) per share, then:

                        (A)    The Exchange Ratio shall be
       modified by substituting in place of "1,000,000" in
       Section 1.6(a), above, a figure equal to the quotient determined by dividing (x) $2,000,000, by (y) the lowest price at which shares of Parent Corporation Common Stock are sold during the Measuring Period;

                        (B)    The aggregate number of shares of
       Parent Corporation Common Stock exchanged in the Merger shall be increased from 1,000,000 to a figure equal to the quotient determined under the foregoing subparagraph "(A);" and

                        (C)    Immediately after the expiration
       of the Measuring Period, Parent Corporation shall deliver to each former shareholder of Target Corporation a share certificate for the additional number of shares of Parent Corporation Common Stock which such shareholder is entitled to receive under this Section 1.6(b)(ii).

                (c) Fractional Shares. No fractional share of Parent Corporation Common Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded up or down to the nearest whole share of Parent Corporation Common Stock (with any fraction greater than or equal to 0.50 being rounded up and any fraction less than 0.50 rounded down).

                (d) Treasury Stock. All shares of the capital stock of Target Corporation held in the treasury of Target Corporation immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no Parent Corporation Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

               (e)   Stock Options.

                     (i)    At the Effective Time, all unexpired
       and unexercised option to purchase shares of Target Corporation Common Stock (a "Target Corporation Option") granted under the Target Corporation Stock Option Plan (the "Target Corporation Option Plan") and outstanding immediately prior to the Effective Time shall be replaced by an option (a "Parent Corporation Option") issued under the Stock Option Plan to be adopted by Parent Corporation prior to the Closing pursuant to Section 6.1(e), below (the "Parent Corporation Option Plan"), except that (i) such Parent Corporation Option shall be exercisable for that number of whole shares of Parent Corporation Common Stock equal to the product of the number of shares of Target Corporation Common Stock that were purchasable under such Target Corporation Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Corporation Common Stock, and (ii) the exercise price per share for the shares of Parent Corporation Common Stock issuable upon exercise of each Parent Corporation Option shall be equal to the quotient determined by dividing (x) the exercise price per share of Target Corporation Common Stock under the pertinent Target Corporation Option being exchanged, divided by (y) the Exchange Ratio.

                     (ii)   Parent Corporation and Acquiring
       Corporation each acknowledges that the holder of each such Parent Corporation Option issued as of the Effective Time pursuant to this Agreement shall be fully vested in and immediately may exercise the entire option owned by such holder.

                     (iii)  Subject to Sections 6.1(e), below,
       each Parent Corporation Option shall be subject to the terms and conditions of the Parent Corporation Option Plan. The date of grant of each Parent Corporation Option for purposes of such terms and conditions shall be deemed to be the date on which the corresponding Target Corporation Option was granted. At the Effective Time, Acquiring Corporation shall issue to each holder of a Target Corporation Option a stock option agreement under the Parent Corporation Option Plan evidencing the respective Parent Corporation Option. It is the purpose and intention of the parties that, subject to applicable law, the exchange of Parent Corporation Options for Target Corporation Options shall meet the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that each Parent Corporation Option shall qualify immediately after the Effective Time as an incentive stock option as defined in Section 422 of the Code but only to the extent that the related Target Corporation Option so qualified immediately before the Effective Time, and the foregoing provisions of this
       Section 1.6 shall be interpreted to further such purpose and intention. The right to receive a Parent Corporation Option may not be assigned or transferred except as provided under the Parent Corporation Option Plan. Any attempted assignment contrary to this Section 1.6(e) shall be null and void.

              1.7    Surrender of Certificates.

               (a)   Exchange Agent.  The Secretary of Acquiring
       Corporation shall act as exchange agent (the "Exchange
       Agent") in the Merger.

               (b)   Exchange Procedures.  On the Closing Date,
       (i) each holder of record of a certificate or certificates (collectively, the "Target Corporation Stock Certificates") that immediately prior to the Effective Time represented outstanding shares of Target Corporation Common Stock whose shares were converted into the right to receive shares of Parent Corporation Common Stock pursuant to Section 1.6(a), above, will deliver to the Exchange Agent for cancellation Target Corporation Stock Certificates, together with a letter of transmittal and an executed stock power in blank, and (ii) the Exchange Agent will deliver to each such holder of record of Target Corporation Stock Certificate(s) a certificate representing the number of whole shares of Parent Corporation Common Stock (rounded up or down to the nearest whole share pursuant to Section 1.6(d)). Until so surrendered, each outstanding Target Corporation Stock Certificate that, prior to the Effective Time, represented shares of Target Corporation Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Corporation Common Stock (rounded to the nearest whole share) into which such shares of Target Corporation Common Stock shall have been so converted.

               (c) Transfers of Ownership. If any certificate for shares of Parent Corporation Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiring Corporation or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Corporation Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiring Corporation or any agent designated by it that such tax has been paid or is not payable.

              1.8    No Further Ownership Rights in Target
       Corporation Common Stock. All shares of Parent Corporation Common Stock issued upon the surrender for exchange of shares of Target Corporation Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Corporation Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of capital stock of Target Corporation that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificates evidencing shares of capital stock of Target Corporation are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

              1.9 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of capital stock of Target Corporation shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Corporation Common Stock and such cash as may be required pursuant to Section 1.6(a).

              1.10 Tax Treatment of the Merger. For federal income tax purposes, the parties shall use reasonable best efforts to qualify the Merger as a tax-free reorganization under the "forward triangular merger" provisions of
       Section 368(a)(1)(A) and 368(a)(2)(C) of the Code. Each party to this Agreement has consulted with its own tax advisors in connection with the Merger.

              1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target Corporation and Acquiring Corporation, the officers and directors of Target Corporation and Acquiring Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                             ARTICLE II
       REPRESENTATIONS AND WARRANTIES OF TARGET CORPORATION
                     AND PRINCIPAL SHAREHOLDER

              Target Corporation and Principal Shareholder hereby jointly and severally represent and warrant to Acquiring
       Corporation and Parent Corporation as follows:

              2.1 Organization. The Target Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Target Corporation has full power and authority to own its assets and to carry on its business as and where such business is now conducted. The Target Corporation is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the nature of its business or the character of its properties or assets requires such qualification or license (except where any failure to do so does not have a Material Adverse Effect), all of which jurisdictions are set forth in Schedule
       2.1-1. Set forth as Schedule 2.1-2 is a listing of all fictitious names and trade names by which the Target Corporation has been known or under which the Target Corporation has done business, and all business addresses and locations from which such business has been conducted, for the past five (5) years. Copies of the Formation Documents of the Target Corporation, and all amendments thereto, heretofore delivered to Acquiring Corporation are true, accurate and complete as of the date of this Agreement.

              2.2 Capitalization. The number of shares of authorized capital stock of the Target Corporation, the par value per share, and the number of shares of each class of capital stock of the Target Corporation which are presently issued and outstanding are as set forth on
       Schedule 2.2. Also set forth in Schedule 2.2 is a list of the holders of Stock along with an indication of the number of shares held by each such Person. Each Shareholder is the sole shareholder of each share of Stock indicated on 2.2 as owned by him, free and clear of any and all Encumbrances. All outstanding shares of Stock have been duly and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable state and federal securities and other laws. There is no other capital stock of any class authorized or issued by the Target Corporation. There are no outstanding options, warrants, calls, commitments, agreements or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Target Corporation or securities convertible into or exchangeable for any capital stock of the Target Corporation to which the Target Corporation or each Shareholder is or may be bound.

              2.3 Ability to Carry Out Agreement. Except as set forth on Schedule 2.2 and except for any liabilities arising by reason of a Target Corporation shareholder's exercising dissenters' rights pursuant to applicable provisions of the California Corporations Code, the consummation of the transactions contemplated hereby, including, but not limited to, the execution, delivery and performance of this Agreement and all other documents collateral hereto or thereto, contemplated hereby or thereby, or required to effect the transactions contemplated hereby and thereby, does not and will not:
       (a) constitute a violation of or default under, conflict with or result in a breach of (i) the formation documents of the Target Corporation, (ii) any terms of any contract to which the business, the Target Corporation or the Shareholders are or may be bound or constitute a default thereunder (either immediately or upon notice, lapse of time or both), (iii) any court order or (iv) to their knowledge, any regulation; (b) result in the creation or imposition of any encumbrances (other than encumbrances approved by Parent Corporation or Acquiring Corporation) or liabilities of any nature whatsoever which can be reasonably be expected to have a material adverse effect on Target Corporation, or give to any person any interest or right in any of the stock, the assets of the Target Corporation and/or the business of Target Corporation; or
       (c) accelerate the maturity of, or otherwise modify, any contract of the Target Corporation and/or its business.

              2.4 Validity of Agreement - Authority. As of the Effective Time, the execution, delivery and performance of this Agreement and all other documents required to effect the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will have been duly and validly authorized and approved by all necessary action on the part of the Shareholders and the Target Corporation, to the extent required by California law. This Agreement and any other document or instrument contemplated by this Agreement, after execution and delivery by the Shareholders and the Target Corporation to Acquiring Corporation, shall constitute valid and binding obligations of the Shareholders and the Target Corporation, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 2.4, no Consent is required with respect to the Shareholders or the Target Corporation in connection with the execution, delivery and performance of this Agreement or any other agreement collateral hereto or contemplated hereby.

              2.5    Permits and Licenses.  The Target
       Corporation holds all Permits and Licenses necessary for the operation of the Business as conducted and presently anticipated to be conducted by the Target Corporation, all of which are listed on Schedule 2.5. To the knowledge of Principal Shareholder and Target Corporation, the Target Corporation is in compliance with all of the terms and conditions of the Permits and Licenses. Except as noted on Schedule 2.5, the transactions contemplated by this Agreement shall not conflict with or result in the modification, cancellation or termination of any of the Permits or Licenses.

              2.6 Compliance with Regulations. The Assets, the Business, and the Target Corporation are in compliance with all Regulations and neither the Shareholders or the Target Corporation have received written notice of any violation of any Regulation(s), the violation of which would have a Material Adverse Effect on the Business. Since inception, the Target Corporation has not engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in their normally maintained Books and Records.

              2.7 Financial Statements. The Books and Records of the Target Corporation fairly and accurately reflect in all material respects the transactions to which the Target Corporation is and was a party or by which its properties are and were affected and such Books and Records have been properly kept and maintained in accordance with GAAP, and will continue to be so kept and maintained through the Closing Date. On the Closing Date such Books and Records will be correct and complete and will fairly and accurately present the Target Corporation's financial condition and operations in all material respects. Attached as Schedule 2.7-1 are copies of the balance sheets, statements of income, statements of cash flows and statements of shareholder equity for the Target Corporation for the years ended December 31, 1996, December 31, 1997, December 31, 1998 (collectively, the "Financial Statements"). Except as described on Schedule 2.7-2 or as disclosed in the Financial Statements, as of their respective dates, the Financial Statements (i) are in accordance with the Books and Records of the Target Corporation, (ii) were prepared in accordance with GAAP, consistently applied from period to period (except for changes, if any, permitted by GAAP and disclosed therein), and (iii) fairly present in all material respects in accordance with GAAP, the financial position, results of operations, cash flows and shareholders' equity of the Target Corporation as of the dates and for the periods covered thereby.

              2.8 Title to and Condition of Certain Fixtures and Equipment. Except as set forth in Schedule 2.8, the Target Corporation has good, valid and marketable title to all of its Fixtures and Equipment, wherever located, and the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. All such Fixtures and Equipment are, and shall on the Closing Date be, in good operating condition and repair, reasonable wear and tear excepted, and adequate and sufficient for the operation of the Business as currently conducted, and there are no material defects in such Fixtures and Equipment as would have a Material Adverse Effect on the use of such Fixtures and Equipment in the Business. All Fixtures and Equipment owned by the Target Corporation valued in excess of $500 are listed on Schedule 2.8-1, and are physically located at the Premises, with the exception of the assets described in 2.8-2 wherein the specific description and locations of such assets are set forth.

              2.9    Tax Returns and Taxes.  The Target
       Corporation has furnished to Acquiring Corporation true, accurate and complete copies of all Tax Returns of the Target Corporation, as filed, for each of the last three
       (3) years as well as all 1998 quarterly federal, state and local payroll tax returns. Except as set forth on
       Schedule 2.9, Target Corporation has duly and timely filed with the appropriate Governmental Entity all tax and other returns and reports required to be filed, all of which have been accurately prepared. All Taxes due, owing and payable, or which may be due, owing and payable, arising out of all operations of the Target Corporation for all periods ended on December 31, 1998, have been fully paid or duly reserved for by the Target Corporation in accordance with GAAP in the Financial Statements, including, without limitation, any and all Taxes due, owing or payable with respect to employees, consultants and independent contractors of the Target Corporation.
       All Taxes arising from the date of this Agreement to the Closing Date will be, on the Closing Date, fully paid or reserved in accordance with GAAP. Adequate provisions have been and will through the Closing Date be made by the Target Corporation in its Books and Records for Taxes not required to be paid prior to the respective due dates therefor. Except as fully described on Schedule 2.9, none of the Shareholders or the Target Corporation have received written notice from any Governmental Entity of any deficiency or other adjustment which has not been satisfied. Except as fully described on Schedule 2.9, the Target Corporation is not presently under audit by the Internal Revenue Service ("IRS") for any Taxes, has not been the subject of an IRS audit during the past five (5) years, or has received any notice of a proposed IRS audit.
        There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against the Target Corporation, nor are there any Actions, now pending or, to their knowledge, threatened against the Target Corporation in respect of any Taxes; and

              2.10 Labor Relations. The Target Corporation is not a party to any collective bargaining or union contract, nor are any of the Shareholders or the Target Corporation aware of any current union organization effort with respect to the Target Corporation's employees.
       During the most recent two (2) year period, the Target Corporation has not received any notice, of, and there have not been, any strikes, slowdowns, work stoppages, lock-outs or threats thereof, by or with respect to any of the Target Corporation's employees.

              2.11   Status of Contracts.  Schedule 2.11-1
       identifies all Contracts between the Target Corporation and third parties as relate to, or are connected with and are a part of the Business. The Contracts represent all of the agreements between the Target Corporation and third parties relating to the Target Corporation's conduct of the Business. Except as set forth in Schedule 2.11-2, the Target Corporation is not in default, nor is there any basis known to the Target Corporation for any claim of default by any party, nor has the Target Corporation received any notice of cancellation or termination, under any Contract described in Schedule 2.11-2 where such default, cancellation or termination could have a Material Adverse Effect on the Target Corporation or the Business. All of the foregoing Contracts are valid, binding and in full force and effect and the Target Corporation is not a party to or otherwise bound by any oral agreement or contract.

              2.12   Changes or Events.  Except as set forth in
       Schedule 2.12, during the period from January 1, 1999 to the date of this Agreement none of the following has occurred with respect to either the Target Corporation:

               (a)   any change in the financial condition,
       assets, Liabilities, business, prospects or operations, other than changes in the regular, normal and ordinary course of business consistent with past custom or practice, which alone or in the aggregate could have a Material Adverse Effect on the Target Corporation or the Business;

               (b) any damage, destruction or loss, as a result of fire, storm casualty, other acts of God or theft of a substantial amount of Fixtures and Equipment, whether or not covered by insurance, adversely affecting the Target Corporation or any of their assets which alone or in the aggregate could be reasonably be expected to have a Material Adverse Effect on the Target Corporation or the Business;

               (c)   any disposition of or Encumbrance or
       agreement to dispose of or place an Encumbrance upon any of the Target Corporation's assets, other than dispositions in the regular, normal and ordinary course of business, consistent with past custom or practice and Permitted Encumbrances;

               (d)   any transaction relating to the Target
       Corporation involving over $5,000 entered into by the Target Corporation other than in the regular, normal and ordinary course of business consistent with past custom or practice;

               (e) any adverse event of default, cancellation or termination of any Contract involving over $5,000 between the Target Corporation and any party thereto;

               (f) any Liability involving over $5,000 incurred by the Target Corporation, except Liabilities incurred and obligations under Contracts entered into, in the regular, normal and ordinary course of the Target Corporation's business;

               (g) any capital expenditure or commitment for addition to property, plant or equipment of the Target
       Corporation involving over $5,000;

               (h)   any agreement or commitment by the Target
       Corporation to do or take any of the actions referred to in paragraphs (a) through (h) of this Section 2.12.

              2.13   Employees and Employee Benefits.

               (a) Set forth on Schedule 2.13-1 is a true, accurate and complete listing of (a) all employment, managerial, advisory or consulting agreements to which the Target Corporation and any employee are parties; (b) all confidentiality or other agreements protecting proprietary processes, formulae or information to which the Target Corporation and any employee are parties; (c) all other written obligations of the Target Corporation to any employee; (d) the name, current compensation, accrued severance pay, sick pay and vacation benefits of each employee; and (e) all Employee Plans. Neither the Target Corporation, any of their respective officers or directors, has taken any action directly or indirectly to obligate the Target Corporation to adopt any additional Employee Plan. True, correct and complete copies of all Employee Plans and related documents, including amendments thereto, any related trust agreements, any documents setting out the Target Corporation's personnel policies and procedures, any insurance contracts under which benefits are provided, as currently in effect, and descriptions of any such plan that is not written, have been supplied to Acquiring Corporation. Acquiring Corporation has also been provided with a copy of the Summary Plan Description, if any, for each Employee Plan, as well as copies of any other summaries or descriptions of any such Employee Plans that have been provided to employees or other beneficiaries during the previous three
       (3) calendar years;

               (b) The Target Corporation has fulfilled its obligations, to the extent applicable, under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code, with respect to each "employee benefit plan" (as defined in Section 3(3) of ERISA). Each Employee Plan is in compliance with, and has been administered in all respects consistent with, the presently applicable provisions of ERISA, the Code and state law including, but not limited to, the satisfaction of all applicable reporting and disclosure requirements under the Code, ERISA and state law. The Target Corporation has made all payments to all Employee Plans as required by the terms of each such plan in accordance, if applicable, with the actuarial and funding assumptions in effect as of the most recent actuarial valuation of such plans. All required actuarial valuations and reports relating to all Employee Plans have been prepared, and a copy of the most recent actuarial valuation and report for each pension plan, as defined in Section 3(2) of ERISA, has been provided to Acquiring Corporation, if applicable.
        Except as set forth on 2.13-2, the Target Corporation has filed or caused to be filed with IRS annual reports on Form 5500 for each Employee Plan attributable to them for all years and periods for which such reports were required and within the time period required by ERISA and the Code, and true, correct and complete copies of such reports for the past five (5) years are attached hereto as part of 2.13-2. The Target Corporation has funded or will fund each Employee Plan attributable to it in accordance with its terms through the Closing Date. To the extent that any annual contribution for the current year is not yet required for any Employee Plan as of the Closing Date, the Target Corporation has made a pro rata contribution to said plan for the period ended at the Closing Date or said contribution has been accrued on the Interim Financial Statement;

               (c)   No "prohibited transaction", as defined in
       Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any Employee Plan, and no civil or criminal action brought pursuant to Part 5 of Title I of ERISA is pending or is threatened in writing or orally against any fiduciary of any such plan;

               (d)   The IRS has issued a letter for each
       employee pension benefit plan, as defined in Section 3(2) of ERISA, determining that such plan is a qualified plan under Section 401(a) of the Code and is exempt from United States Federal Income Tax under Section 501(a) of the Code, and there has been no occurrence since the date of any such determination letter that has adversely affected such qualification. In addition, the Target Corporation does not maintain a plan or arrangement intended to qualify under Section 501(c)(9) of the Code. Furthermore, neither IRS nor the Department of Labor is currently auditing or reviewing any tax qualified plan of the Target Corporation, and the Target Corporation has not received any notice, written or otherwise, of any impending audit or review of any such arrangements from IRS or the Department of Labor;

               (e) Each Employee Plan that provides medical benefits has been operated in compliance with all requirements of Section 4980B(f) of the Code and Sections 601 through 608 of ERISA relating to continuation of coverage under certain circumstances in which coverage would otherwise cease;

               (f) The Target Corporation, nor any entity that is treated as a single employer with the Target Corporation pursuant to Section 414(b), (c), (m) or (o) of the Code currently maintains any Employee Plan that is subject to Title IV of ERISA, nor has the Target Corporation previously maintained any such plan that has resulted in any liability or potential liability for the Target Corporation under said Title IV. There shall not be as of the Closing Date any outstanding unpaid minimum funding waiver within the meaning of Section 412(d) of the Code;

               (g) Attached hereto as a part of Schedule 2.13-2 is a five-year contribution history indicating the dollar amount contributed and the level of contribution as a percentage of compensation of covered participants for each profit sharing plan, stock bonus plan or other retirement plan to which the Target Corporation makes discretionary contributions;

               (h) The Target Corporation does not maintain any plans or programs and are not parties to any agreement providing post-retirement medical benefits (other than benefits described in this Section and those required by
       Law), death benefits or other post retirement welfare benefits. A copy of any written description of post-retirement welfare benefits that has been provided to employees is attached hereto as a part of Schedule 2.13-2.
        Copies of each plan document, insurance contract or other written instrument providing for post retirement welfare benefits, together with a description of any advance funding arrangement that has been established to fund post retirement welfare benefits, are attached hereto as part of Schedule 2.13-2. Schedule 2.13-2 contains a list of those persons who are currently retired with a right to future post-retirement welfare benefits and also contains a list of employees who would be currently eligible for post retirement welfare benefits if they retired and satisfied any waiting period provided for under the applicable plan. All plans or programs for providing post retirement medical, death or other welfare benefits could be terminated by the Target Corporation as of the Closing Date without liability for such benefits to any employee who has not retired on or before Closing Date;

               (i) Neither the Target Corporation, nor any employer referred to in Section 5.14(f) maintains, or has contributed within the past five years to, any multi-employer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. No such employer currently has any liability to make withdrawal liability payments to any multi-employer plan. There is no pending dispute between any such employer and any multi-employer plan concerning payment of contributions or payment of withdrawal liability payments; and

               (j) All Employee Plans have been operated and administered in accordance with their respective terms and no inconsistent representation or interpretation has been made to any plan participant. No lawsuit or complaint (including any dispute that might result in a lawsuit or complaint against, by or relating to any Employee Plan or any fiduciary, as defined in Section 3(21) of ERISA) if an Employee Plan has been filed or is pending.

              2.14   Real Property; Leaseholds.

               (a) The Target Corporation does not own any real property of any nature whatsoever;

               (b) Schedule 2.14 sets forth a list and summary description of the Leasehold of the Target Corporation. The Target Corporation is the holder of the Leasehold is in full force and effect and constitutes a valid and binding obligation of the Target Corporation and all other parties thereto enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Target Corporation has the sole right to use or occupy the realty subject of the Leasehold and, upon consummation of the transactions contemplated hereby and obtaining the consents required thereunder, the Leasehold will continue in full force and effect and constitute a valid and binding obligation on the part of the Target Corporation and all other parties thereto enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Target Corporation enjoys peaceful and undisturbed possession of the Leasehold;

               (c) No portion of the realty subject of the Leasehold is subject to any pending condemnation proceeding by any public or quasi-public authority and there is no threatened condemnation proceeding with respect thereto. The physical condition of each portion of the realty is sufficient to permit the continued conduct of the Business as presently conducted and as proposed by the Target Corporation to be conducted following the Closing Date. The Target Corporation has not received written notice of any outstanding violation of any Regulation respecting any portion of the leased realty and no written notice of any such violation has been issued to the Target Corporation by any Governmental Entity requiring construction, alterations or installation or in connection with any portion of the leased realty which has not been complied with. Each parcel of leased realty is supplied with utilities and other services necessary for the operation of such facility as presently conducted, and all of such services are adequate to conduct that portion of the Business as is presently conducted at such facility. The Target Corporation has not sublet, underlet or assigned the Leasehold and no third party is in possession of any portion of the leased realty other than the Target Corporation. The zoning of each portion of the leased realty, permits the presently existing improvements and the continuation of the Business presently being conducted thereon as a conforming use.
       The existing use of each tract of the leased realty is not dependent on the use or availability of any other parcel and no restrictions exist in the right to remodel, rebuild or replace any improvements located thereon or to continue the operation of the Business. To their knowledge, there are no pending changes in Regulations that will render any part of the Business as presently conducted illegal or uneconomical, or any plan, study or effort by any Governmental Entity or any non-governmental Person that would result in a Material Adverse Affect.

              2.15 Insurance. Schedule 2.15 lists (a) all policies of insurance presently in force and, without restricting the generality of the foregoing, those covering the Target Corporation's public and product liability and its personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium, (b) all outstanding insurance claims by the Target Corporation for damage to or loss of property or income or against the Target Corporation which have been referred to insurers or which the Target Corporation believes to be covered by commercial insurance, and (c) any agreements, arrangements or commitments under which the Target Corporation indemnifies any other Person (with the exception of any obligation arising in connection with lease, purchase or sale transactions or otherwise arising in the ordinary course of the Target Corporation's business) or is required to carry insurance for the benefit of any other Person.Insurance Certificates shall be furnished upon execution of this Agreement.

              2.16 Litigation. Except as disclosed on Schedule 2.16, there is no Action or Court Order pending, to their knowledge, threatened, affecting, naming or directly involving the Shareholders, the Target Corporation, the Assets or the Business. The Financial Statements and the Interim Financial Statements include adequate reserves with respect to all matters disclosed in Schedule 2.16. Neither Principal Shareholder nor Target Corporation know of any facts or circumstances or other events which have occurred or may reasonably be expected to recur that could be reasonably expected to give rise to any Action or Court Order.

              2.17 Related-Party Target Transactions. Except as disclosed in Schedule 2.17, there exist no transactions or agreements between the Target Corporation and any Affiliate of the Target Corporation involving more than $5,000 in amount, including, without limitation all guarantees by the Target Corporation, which have occurred between January 1, 1998 and the date of this Agreement.

              2.18   Accounts Receivable.  All accounts
       receivable of the Target Corporation shown on the Financial Statements or arising thereafter, to the extent uncollected on the date hereof, represent and will represent valid obligations owing by the account debtors thereof and are fully collectible by the Business within one hundred twenty (120) days of the Closing Date. There are no refunds, discounts or other adjustments payable in respect of any of the accounts receivable of the Target Corporation or any material defenses, rights of set-off, assignments, restrictions, or Encumbrances known to the Target Corporation or the Shareholders enforceable by third parties on or affecting any accounts receivable of the Target Corporation. A summary of accounts receivable due the Target Corporation specifying the name, amount, age and any amount written off or reserved against as of the effective date of this Agreement is attached as
       Schedule 2.18.

              2.19 Relationship with Customers. The Target Corporation has no reason to believe that relationships with its customers are not good commercial working relationships. Except as set forth on Schedule 2.19, no customer of the Target Corporation has canceled or otherwise terminated or threatened to cancel or otherwise terminate, its relationship with the Target Corporation, or has during the last twelve (12) months decreased materially, or threatened to decrease, its relationship with the Target Corporation or its usage of any of the Target Corporation's services or purchases of the Target Corporation's products. Except as stated in Schedule 2.19, and except for termination arising automatically as a result of law, the Target Corporation has not received notice that any customer intends to take any of the action in the preceding sentence.

              2.20 Proprietary Rights. Schedule 2.20 contains a listing of all material Proprietary Rights of the Target
       Corporation.  Except as disclosed in Schedule 2.20:

               (a) the Target Corporation owns all right, title and interest in the Proprietary Rights described in
       Schedule 2.20 (including, without limitation, exclusive rights to use and license the same) free and clear of any Encumbrances other than Permitted Encumbrances;

               (b) the Target Corporation has not granted any other party rights with respect to the Proprietary Rights;

               (c)   the Proprietary Rights described in Schedule
       2.20 are valid;

               (d)   the Proprietary Rights described in Schedule
       2.20 which have been filed, have been duly issued and have not been canceled, abandoned or otherwise terminated;

               (e)   the Proprietary Rights described in Schedule
       2.20 which have been filed, have been duly filed; and

               (f)   the Target Corporation has not received
       notice of default under any of the Proprietary Rights and, to their knowledge, no other party is in default thereunder.

              2.21 Non-Infringement of Proprietary Rights. Except as disclosed on Schedule 2.21 (i) none of the services or products provided by the Target Corporation, or processes, equipment, software or technology used by the Target Corporation, or the trademarks, trade names, labels or other marks or copyrights used by the Target Corporation, infringe the Proprietary Rights of any other Person, or require the payment of any royalty, license fee, or other charge or fee of any kind to any Person, and none of the Target Corporation, Shareholders has received any notice of adverse claim by any third party with respect thereto, (ii) all employees of the Target Corporation have executed written agreements protecting the Proprietary Rights of the Target Corporation, (iii) the Target Corporation has license agreements in force to the extent necessary to permit its full use of all of the processes used by it in its operations in accordance with present and planned practices; and (iv) the Target Corporation owns or has the right to use pursuant to the licenses, if any, disclosed on Schedule 2.21 all Proprietary Rights used in its business.

              2.22   Environmental Requirements.  Except as
       disclosed on Schedule 2.22,

               (a) Neither the Target Corporation nor any other Person has engaged in or, to their knowledge, permitted any operations or activities upon, or any use or occupancy of, any Leasehold, or any portion thereof, or any other property now or previously owned or operated by the Target Corporation, resulting in the storage, emission, release, discharge, dumping or disposal of any Hazardous Materials on, under, in or about any Leasehold or any other property now or previously owned or operated by the Target Corporation, nor have any Hazardous Materials migrated from any Leasehold or any other property now or previously owned or operated by the Target Corporation to, upon, about or beneath other properties, nor have any Hazardous Materials migrated or threatened to migrate from other properties to, upon, about or beneath any Leasehold or any other property now or previously owned or operated by the Target Corporation;

               (b)   There is not, nor has there been,
       constructed, placed, deposited, stored, disposed of or located on any Leasehold or any other property now or previously owned or operated by the Target Corporation any asbestos or lead paint, (ii) each Leasehold and its existing uses and activities and its prior uses and activities and the uses and activities of other property now or previously owned or operated by the Target Corporation, comply and have at all times complied in all material respects with all Environmental Requirements, and each of the Target Corporation has obtained and complied with all Permits and Licenses necessary under applicable Environmental Requirements, and (iii) neither the Target Corporation nor any prior owner or occupant of any Leasehold or any other property now or previously owned or operated by the Target Corporation or has received any notice or other communication concerning any alleged violation of Environmental Requirements, whether or not corrected to the satisfaction of the appropriate Governmental Entity, or any notice or other communication concerning alleged liability for violation of Environmental Requirements in connection with each Leasehold or any other property now or previously owned or operated by the Target Corporation, and there exists no Action or Court Order threatened, relating to the ownership, use, maintenance of operation of any Leasehold or any other property now or previously owned or operated by the Target Corporation or by any Person, arising from allege violation of Environmental Requirements, or from the suspected presence of Hazardous Materials thereon or potential migration thereto, and there are no existing facts or conditions which could give rise to any such violation or liabilities; and

               (c) Neither any Leasehold nor any of the Assets is (or with the passage of time and/or giving of notice would be) subject to any private or governmental
       Encumbrances relating to Hazardous Materials or a violation of an Environmental Requirement.

              2.23 Political Contributions and Other Payments. During the past five (5) years, neither the Target Corporation, Affiliated Entities, nor any other Person acting on behalf of the Target Corporation, Affiliated Entities, has (i) except for lawful political contributions in the regular, normal and ordinary course of business consistent with past custom or practice, made any payment to any official, employee or agent (domestic or foreign) of any Governmental Entity to wrongfully induce the recipient or the recipient's employer to do business with, grant favorable treatment to, or compromise or forego any claim by or against the Target Corporation, or (ii) made any significant payment or conferred any significant benefit which, the Target Corporation, in the exercise of reasonable business judgment, considers or reasonably should consider to be improper.

              2.24 Occupational Safety and Health Act. Except as set forth on Schedule 2.24, the Target Corporation is in compliance with all requirements of the Occupational Safety and Health Act and the Americans With Disabilities Act, pertaining to the Target Corporation, the Assets and the Business.

              2.25   Consents.  Except for those Consents
       heretofore obtained, satisfied or made, or those set forth in Schedule 2.25, no Consent is required to be obtained, satisfied or made pursuant to any Regulation, Permit or License or Contract in connection with the execution, delivery and performance of this Agreement by the Target Corporation.

              2.26 Disclosure. No representation or warranty by the Shareholders and/or the Target Corporation in this Agreement, nor any statement contained in any certificate, schedule, list or other writing furnished or to be furnished by the Shareholders and/or the Target Corporation to Acquiring Corporation pursuant to this Agreement (a) contains or shall contain any untrue statement of a material fact, or (b) omits or shall omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

              2.27 Year 2000 Compliance. All software products and components designed, manufactured, produced or sold by or on behalf of the Target Corporation are designed to be used prior to, during, and after calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century and will be otherwise Year 2000 Compliant.

              2.28 Investor Status. Principal Shareholder is taking ownership of the Parent Corporation Common Stock for investment purposes only and not with a view to distribute same within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Each
       Shareholder has been provided with an opportunity to ask questions of management of Parent Corporation and Acquiring Corporation as such Shareholder deemed appropriate.

                                ARTICLE III
               ADDITIONAL REPRESENTATIONS AND WARRANTIES
                            OF PRINCIPAL SHAREHOLDER

              In addition to the representations and warranties made by Principal Shareholder in Article II hereof, Principal Shareholder hereby represents and warrants to Acquiring Corporation as follows:

              3.1 Title to the Shares. Principal Shareholder is and as of the Effective Time will be the sole legal, beneficial and record owner of all of the issued and outstanding shares of capital stock of Target Corporation issued in the name of such Shareholder.

              3.2    Authority and Capacity.   Principal
       Shareholder has full legal right, capacity, power and authority on her own individual behalf to execute and deliver this Agreement and all other documents, instruments, certificates and agreements executed or to be executed by her pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

              3.3    Absence of Violation.  The execution,
       delivery and performance by Principal Shareholder of her obligations under this Agreement and all other documents, instruments, certificates and agreements contemplated hereby to which Principal Shareholder individually is a party, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, or violate any provision of, any laws having applicability to Principal Shareholder; or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which Principal Shareholder is a party.

              3.4 Restrictions and Consents. There are no agreements, laws or other restrictions of any kind to which Principal Shareholder is a party or subject that would prevent or restrict the execution, delivery or performance of this Agreement by Principal Shareholder.

              3.5 Binding Obligation. This Agreement has been duly executed and delivered by Principal Shareholder and, assuming the due authorization, execution and delivery by Acquiring Corporation and Target Corporation, constitutes a legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

              3.6 No Registration Under the Securities Act. Principal Shareholder understands that the shares of Parent Corporation Common Stock to be issued to the Shareholder under this Agreement have not yet been and in the future may not be registered under the Securities Act of 1933, as amended (the "Securities Act"), except as otherwise set forth in this Agreement in reliance upon exemptions contained in the Securities Act or interpretations thereof, and until so registered as contemplated by Section 6.1(d), below, cannot be offered for sale, sold or otherwise transferred unless such shares of Parent Corporation Common Stock are registered or qualify for exemption from registration under the Securities Act. Principal Shareholder acknowledges and agrees that until such Parent Corporation Common Stock is so registered as contemplated by Section 6.1(d), below, each certificate representing Parent Corporation Common Stock issued pursuant to her pursuant to this Agreement, and any shares issued or issuable in respect of any such shares of Parent Corporation Common Stock upon any stock split, stock dividend, recapitalization, or similar event, shall be imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

                     THE SECURITIES REPRESENTED BY THIS
                     CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED (THE
                     "SECURITIES ACT"), AND MAY NOT BE
                     TRANSFERRED OR SOLD OTHER THAN (I) PURSUANT
                     TO AN EFFECTIVE REGISTRATION UNDER THE
                     SECURITIES ACT AND OTHER APPLICABLE STATE
                     SECURITIES LAWS OR AN AVAILABLE EXEMPTION
                     FROM SUCH REGISTRATION, AND (II) UPON
                     RECEIPT BY THE ISSUER OF EVIDENCE
                     SATISFACTORY TO IT OF COMPLIANCE WITH THE
                     SECURITIES ACT AND OTHER APPLICABLE STATE
                     SECURITIES LAWS.  THE ISSUER SHALL BE
                     ENTITLED TO REQUIRE AN OPINION OF COUNSEL
                     SATISFACTORY TO IT WITH RESPECT TO
                     COMPLIANCE WITH THESE REQUIREMENTS.

       The certificates evidencing the shares of Parent Corporation Common Stock to be issued to the Shareholder under this Agreement shall also bear any legend required by the Commissioner of Corporations of the State of California or such as are required pursuant to any state, local or foreign law governing such securities.

              3.7 Acquisition for Investment. The shares of Parent Corporation Common Stock being issued to Principal Shareholder pursuant to this Agreement are being acquired by the Shareholder in good faith solely for the Shareholder's own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. Principal Shareholder further represents that the Shareholder has no present contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to grant to any third person with respect to any share of Parent Corporation Common Stock. The shares of Parent Corporation Common Stock being issued to the Shareholder pursuant to this Agreement will not be offered for sale, sold or otherwise transferred by the Shareholder without either registration or exemption from registration under the Securities Act.

              3.8    Evaluation of Merits and Risks of
       Investment. Principal Shareholder has such knowledge and experience in financial and business matters that Principal Shareholder is capable of evaluating the merits and risks of Principal Shareholder's investment in the shares of Parent Corporation Common Stock being acquired hereunder. Principal Shareholder further (i) acknowledges that the only materials being delivered to Principal Shareholder for purposes of evaluating Parent Corporation's financial condition and prospects are (or prior to the Closing Date will be) copies of (A) Parent Corporation's Form 8-K dated December 12, 1998, (B) Parent Corporation's Offering Memorandum, (C) a statement of shareholder equity for Parent Corporation dated January 20, 1998, (D) audited financial statements for Parent Corporation for the period ended September 30, 1998, (E) an unaudited balance sheet for Parent Corporation as of and a statement of income and expense for Parent Corporation with respect to the period ended December 31, 1998, and (F) an estimated profit and loss statement for Parent Corporation for calendar month January 1999 (collectively, the "Parent Corporation Disclosure Materials"), (ii) acknowledges that except for information to be supplied after the effective date of this Agreement and prior to Closing, she has received all the information that Principal Shareholder has requested from Acquiring Corporation and Target Corporation that Principal Shareholder considers necessary or appropriate for deciding whether to accept the Parent Corporation Common Stock being issued to Principal Shareholder pursuant to this Agreement; (iii) represents that she has the ability to bear the economic risks of Principal Shareholder's prospective investment; and (iv) represents that she is able, without materially impairing Principal Shareholder's financial condition, to hold the Parent Corporation Common Stock for an indefinite period of time and to suffer complete loss on Principal Shareholder's investment. Principal Shareholder confirms that Acquiring Corporation has made available to Principal Shareholder and its representatives and agents the opportunity to ask questions of the officers and management employees of Acquiring Corporation about the business and financial condition of Acquiring Corporation as Principal Shareholder has requested.

              3.9 Forward Looking Information/ Risk Factors. Principal Shareholder acknowledges and agrees that any oral or written forward-looking statements made by or on behalf of Acquiring Corporation in connection with the Merger were made in the context of and shall have been deemed to have been accompanied by the risk factors set forth in the Parent Corporation Disclosure Materials. Principal Shareholder acknowledges that actual results could differ materially from those projected in or implied by any forward-looking statement.

              3.10 Transfer Limitations. Principal Shareholder further agrees that unless transferred in compliance with Rule 144 promulgated under the Securities Act ("Rule 144") promulgated under the Securities Act, prior to any proposed transfer of any of the shares of Parent Corporation Common Stock, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, Principal Shareholder shall give written notice to Acquiring Corporation of Principal Shareholder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if Acquiring Corporation so requests, shall be accompanied by either (a) a written opinion of legal counsel who shall be satisfactory to Acquiring Corporation, addressed to Acquiring Corporation and satisfactory in form and substance to Acquiring Corporation's counsel, to the effect that the proposed transfer of Parent Corporation Common Stock may be effected without registration under the Securities Act, or (b) a "No Action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Parent Corporation Common Stock shall be entitled to transfer such shares of Parent Corporation Common Stock in accordance with the terms of the notice delivered by the holder to Acquiring Corporation. Each certificate evidencing the shares of Parent Corporation Common Stock transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3.6, above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for Acquiring Corporation such legend is not required in order to establish compliance with any provisions of the Securities Act.

              3.11 Rule 144 Limitations. Principal Shareholder is familiar with the provisions of Rule 144, which in substance permits the limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions. Principal Shareholder further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the 1933 Act or compliance with a registration exemption would be required to sell the shares of Parent Corporation Common Stock received from Acquiring Corporation hereunder. With a view to making available the benefits of certain rules and regulations of the Commission, which may permit the sale to the public without registration of the shares of Parent Corporation Common Stock being issued to Principal Shareholder pursuant to this Agreement, Acquiring Corporation agrees, for a period of two years following the Closing Date, to use reasonably diligent efforts to:

               (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date that Acquiring Corporation becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

               (b) file with the Commission in a timely manner all reports and other documents required of Acquiring
       Corporation under the Securities Act and the Exchange Act;
       and

               (c) so long as Principal Shareholder owns any shares of Parent Corporation Common Stock being issued pursuant to this Agreement, to furnish to Principal Shareholder forthwith upon request a written statement by Acquiring Corporation as to its compliance with the reporting requirements of Rule 144, a copy of the most recent annual or quarterly report of Acquiring Corporation and such other reports and documents of Acquiring Corporation and other information in the possession of or reasonably obtainable by Acquiring Corporation as Principal Shareholder may reasonably request in availing itself of any rule or regulation of the Commission allowing Principal Shareholder to sell any such shares of Parent Corporation Common Stock without registration.

                             ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT CORPORATION
                     AND ACQUIRING CORPORATION

              4.1    Parent Corporation.  Parent Corporation and
       Acquiring Corporation jointly and severally represent and warrant to Target Corporation and Principal Shareholder as follows:

               (a) Organization and Qualification. Parent Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent Corporation has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Parent Corporation is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

                (b) Authority. The execution and delivery of this Agreement by Parent Corporation and the consummation by Parent Corporation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent Corporation are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent Corporation and, assuming the due authorization, execution and delivery by Target Corporation and the Shareholders, constitutes a legal, valid and binding obligation of Parent Corporation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

                (c)    No Conflict; Required Filings and Consents.

                       (i)     Except as set forth in Schedule 4
       to this Agreement, the execution and delivery of this Agreement by Parent Corporation do not, and the performance by Parent Corporation of their obligations under this Agreement will not, (a) conflict with or violate the certificate of incorporation or bylaws of Parent Corporation, (b) conflict with or violate any law applicable to Parent Corporation or their assets and properties, or (c) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent Corporation is a party or by which Parent Corporation is bound, or by which any of their properties or assets is subject.

                       (ii)    Except as set forth in Schedule 4
       to this Agreement, the execution and delivery of this Agreement by Parent Corporation does not, and the performance of this Agreement by Parent Corporation will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government entity.

                (d) Brokers and Finders. Parent Corporation has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

                (e)    Issuance of Parent Corporation Common
       Stock. The shares of Parent Corporation Common Stock issued to the Shareholders in connection with the Merger, when issued, sold and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable.

                (f)    Registration and Trading of Shares.
       Parent Corporation expects to receive on or before January 31, 1999, a trading symbol and all other permits and approvals required for the listing and trading of all shares of Parent Corporation Common Stock (including but not limited to the Parent Corporation Common Stock issued to holders of Target Corporation Common Stock in connection with the Merger) on the "Over the Counter Bulletin Board" of the National Association of Securities Dealers ("NASD"), save and except for those shares that are restricted pursuant to Rule 144.

              4.2 Acquiring Corporation. Parent Corporation and Acquiring Corporation hereby jointly and severally represent and warrant as follows:

               (a) Organization and Qualification. Acquiring Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiring Corporation have the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Acquiring Corporation is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

               (b) Authority. The execution and delivery of this Agreement by Acquiring Corporation and the consummation by Acquiring Corporation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiring Corporation are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiring Corporation and, assuming the due authorization, execution and delivery by Target Corporation and the Shareholders, constitutes a legal, valid and binding obligation of Acquiring Corporation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

               (c)   No Conflict; Required Filings and Consents.

                     (i)    Except as set forth in Schedule 4 to
       this Agreement, the execution and delivery of this Agreement by Acquiring Corporation do not, and the performance by Acquiring Corporation of their obligations under this Agreement will not, (a) conflict with or violate the certificate of incorporation or bylaws of Acquiring Corporation, (b) conflict with or violate any law applicable to Acquiring Corporation or their assets and properties, or (c) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiring Corporation is a party or by which Acquiring Corporation is bound, or by which any of their properties or assets is subject.

                     (ii)   Except as set forth in Schedule 4 to
       this Agreement, the execution and delivery of this Agreement by Acquiring Corporation does not, and the performance of this Agreement by Acquiring Corporation will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government entity.

               (d) Brokers and Finders. Acquiring Corporation has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

                                    ARTICLE  V
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

              5.1 Affirmative Covenants of Target Corporation and Principal Shareholder. Target Corporation and Principal Shareholder hereby covenant and agree that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiring Corporation, Target Corporation shall (i) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable laws; (ii) preserve intact its business organization, maintain its rights and franchises, use its best efforts to retain the services of its officers and key employees and maintain its relationship with its suppliers, contractors, distributors, customers and others having business relationships with it; (iii) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (iv) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained. Target Corporation shall promptly notify Acquiring Corporation of any event or occurrence or emergency not in the ordinary course of business of Target Corporation, and any material event involving Target Corporation.

              5.2 Negative Covenants of Target Corporation and the Shareholders. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiring Corporation, from the date hereof until the Effective Time, Target Corporation shall not, and the Shareholders shall cause Target Corporation not to, do any of the following:

               (a) enter into any commitment or transaction not in the ordinary course of business;

               (b)   enter into any agreement or issue any
       purchase order, in either case involving payment by Target
       Corporation of more than $5,000 individually or $25,000 in the aggregate;

               (c) enter into any arrangement with any person or entity to: (i) transfer to such person or entity or any other person or entity any rights to the intellectual property of Target Corporation; (ii) acquire any rights to the intellectual property of such person or entity or any other person or entity; or (iii) modify in any way any of the intellectual property of Target Corporation.

               (d) enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of Target Corporation;

               (e) amend or otherwise modify (or agree to do so), or violate the terms of, any of the agreements set forth or described in any of the Schedules described in
       Article II, above;

               (f)   commence any litigation;

               (g) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement, except in the ordinary course of business and consistent with past practices.

               (h) grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

               (i) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except in connection with annual pay adjustment consistent with past practices which increases in the aggregate have been approved by Parent Corporation or Acquiring Corporation in writing and which for the Shareholders have been approved by Parent Corporation or Acquiring Corporation in writing;

               (j) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (k) enter into any strategic alliance or joint marketing arrangement or agreement, or any agreement to perform services (including research and development services);

               (l) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

               (m) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock;

               (n)   (i) redeem, repurchase or otherwise
       reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

               (o) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities; or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

               (p) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of inventory in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice;

               (q) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets except for dispositions of inventory in the ordinary course of business and consistent with past practice;

               (r)   propose or adopt any amendment to its
       Articles of Incorporation or Bylaws, except to the extent necessary to implement an increase in the authorized number of shares of Target Corporation Common Stock and a 10-to-1 stock split previously approved by the shareholders and Board of Directors of Target Corporation;

               (s) (i) change any of its methods of accounting in effect as of the effective date of this Agreement, or
       (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles, consistently applied;

               (t)   prepay, before the scheduled maturity
       thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than trade payables incurred in the ordinary course of business consistent with past practices;

               (u) enter into or modify in any material respect any agreement which, if in effect as of the date hereof, would have been required to be disclosed in the Disclosure
       Letter;

               (v)   take any action that would or could
       reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

               (w) agree in writing or otherwise to do any of the foregoing.

                            ARTICLE VI
                       ADDITIONAL AGREEMENTS

              6.1    Covenants of Parent Corporation and
       Acquiring Corporation.  Parent Corporation and Acquiring
       Corporation covenant and agree as follows:

               (a) Board Approval. As promptly as practicable after the effective date of this Agreement, Parent
       Corporation and Acquiring Corporation shall obtain approval of this Agreement and the Merger by the respective Boards of Directors of Parent Corporation and Acquiring Corporation.

               (b) Consents, Approvals, Filings, and Notices. Prior to the Effective Time, Parent Corporation and Acquiring Corporation shall obtain, file, and deliver such consents, filings, and notices as may be necessary or appropriate for enabling the Merger to occur in compliance with applicable laws, rules, and regulations, including but not limited to such federal securities laws, rules, and regulations as may apply to Parent Corporation.

               (c) Offering by Target Corporation. Parent Corporation and Acquiring Corporation acknowledge and agree that (i) Target Corporation is preparing to conduct a private offering (the "Offering") of shares of Target Corporation's capital stock, and (ii) notwithstanding any other provision of this Agreement to the contrary, if Parent Corporation fails within five (5) business days a written request from Target Corporation to provide additional advances to Target Corporation pursuant to
       Section 6.1(f), below, then Target Corporation thereafter may pursue such Offering and shall be deemed not to be a breach or violation of any other term or provision of this Agreement solely by reason of pursuing such Offering.

               (d)   Registration of Shares.  Parent Corporation
       (i) shall prosecute with reasonable diligence its application for issuance of a trading symbol and completion and issuance of all other permits and approvals required for the listing and trading of all shares of Parent Corporation Common Stock (including but not limited to the Parent Corporation Common Stock issued to holders of Target Corporation Common Stock in connection with the Merger) on the "Over the Counter Bulletin Board" of the NASD, and (ii) shall not oppose any sale or attempted sale of Parent Corporation Common Stock by any Target Corporation Shareholder (other than Principal Shareholder) pursuant to an exemption from registration under Securities and Exchange Commission Rule 144 or any other available exemption from registration under the Securities Act of 1933..

               (e)   Adoption and Registration of Option Plan.
       On or before the Closing Date, Parent Corporation shall adopt in compliance with applicable law and its bylaws and certificate of incorporation the Parent Corporation Option Plan (as defined in Section 1.6(e), above) and reserve and set aside thereunder at least such number of shares as are necessary to permit Parent Corporation to satisfy its obligation to issue Parent Corporation Options as of the Effective Time pursuant to Section 1.6(e), above. On or before March 31, 1999, Parent Corporation shall file with the United States Securities and Exchange Commission such application and registration filings and forms with respect to such Parent Corporation Option Plan, and thereafter shall prosecute such applications and registration filings with reasonable diligence, to the extent reasonably necessary to permit shares of Parent Corporation Common Stock issued upon exercise of Parent Corporation Options to be registered under the Securities Act of 1933.

                (f) Loan to Target Corporation. The parties acknowledge Parent Corporation has loaned to Target Corporation the sum of Fifty Thousand Dollars ($50,000.00), and that Target Corporation has executed a promissory note evidencing Target Corporation's obligation to repay that $50,000.00 advance, with interest at 8.0% per annum, on the first annual anniversary of the date of the advance. So long as Target Corporation has not caused any delays which result in the need for additional financing prior to the closing of the Merger pursuant to this Agreement, Parent Corporation from time to time shall advance to Target Corporation such additional capital as target Corporation may request and reasonably need the additional advances to fund its working capital needs prior to the Closing. The principal of each such additional advance shall be repaid by Target Corporation on or before the first annual anniversary of such advance, together with interest thereon at eight percent (8.0%) per annum. Upon request of Parent Corporation, Target Corporation shall execute a promissory note in commercially reasonable form to evidence the obligation of Target Corporation to repay such principal of and interest on that loan pursuant to this Section 6.1(f) and the additional advances.

                (g) Target Corporation Legal Fees. Parent Corporation and Acquiring Corporation (i) acknowledge that Target Corporation is represented in connection with the Merger by the law firm of Reicker, Clough, Pfau & Pyle, LLP ("Target Corporation Law Firm") pursuant to that certain engagement letter dated December 22, 1998 ("Engagement Letter"), and (ii) agree that Parent Corporation and the Surviving Corporation shall be solely responsible for paying, and shall indemnify, defend, and hold Target Corporation and Principal Shareholder free and harmless from and against, all attorneys' fees, costs, and other amounts incurred by Target Corporation to Target Corporation Law Firm pursuant to that Engagement Letter.

                (h) Payoff of SBA Loan. Parent Corporation and Acquiring Corporation (i) acknowledge that Target Corporation is indebted to First Bank of San Luis Obispo pursuant to a loan having an original principal amount of $150,000.00 and a current outstanding principal balance of approximately $139,000.00 (the "SBA Loan"), and that Principal Shareholder has personally guaranteed the obligations of Target Corporation with respect to such SBA Loan, and (ii) agree to pay and discharge all amounts due with respect to that SBA Loan on or before the Closing Date.

                (i) Payoff of Other Loans. Parent Corporation and Acquiring Corporation (i) acknowledge that in addition to the SBA Loan, Target Corporation is indebted to certain other creditors for amounts which Principal Shareholder has personally guaranteed (the "Guaranteed Loans") and is indebted to Principal Shareholder for monies that she has advanced to or on behalf of Target Corporation (the "Fisher Loans"), all as disclosed in Schedules 2.3 and 2.11-1 to this Agreement and the Financial Statements attached hereto at Schedule 2.7-1, and (ii) agree to discharge on or before the Closing Date the entire principal of and all accrued and unpaid interest on the Guaranteed Loans, the Fisher Loans, and all other indebtedness of Target Corporation.

                (j)    Position of Principal Shareholder After
       Closing. Parent Corporation and Acquiring Corporation covenant and agree that from and after the Effective Time:

                       (i)     The Acquiring Corporation shall
       employ Principal Shareholder as its chief operating
       officer.    In consideration of such services, Acquiring
       Corporation shall pay to Principal Shareholder annual cash compensation of One Hundred Thousand Dollars ($100,000.00), payable in equal monthly or other more frequent installments in accordance with Target Corporation's customary payroll practices. In addition, during the period of her employment pursuant to this
       Section 6.1(j)(i), Principal Shareholder shall be eligible to receive such employee fringe benefits and to participate in fringe benefit plans as Parent Corporation maintains from time to time for the benefit of its management employees. The terms and conditions of such employment otherwise shall be in accordance with the customary practices of Parent Corporation.

                       (ii)    Parent Corporation shall cause
       Principal Shareholder to be (A) appointed as President and chief operating officer of Acquiring Corporation, with all power and authority that a chief operating officer of an operating corporation customarily has, (B) elected as a member of the Board of Directors of Acquiring Corporation.
        The terms and conditions of such employment otherwise shall be in accordance with the customary practices of Parent Corporation.

                (k) Blue Sky Laws. Parent Corporation shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Corporation Common Stock pursuant hereto. Target Corporation shall use its best efforts to assist Parent Corporation as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Corporation Common Stock pursuant hereto.

                (l) Filing with California Secretary of State. Each of the parties shall use reasonable best efforts to take, or to cause to be taken, such actions as may be necessary to facilitate the filing, as promptly as practicable after the Closing Date, of the Merger Certificate with the Secretary of State of the State of California in accordance with the relevant provisions of the California GCL. Such actions shall include, but shall not be limited to, actions required to obtain a Tax Clearance Certificate from the Franchise Tax Board of the State of California

                (m) Tax Returns. Acquiring Corporation shall prepare all federal and state income tax returns of Target Corporation to be filed by Target Corporation for taxable periods ending on or prior to the Effective Time and the shareholders of Target Corporation have paid or will pay all income and withholding taxes attributable to them with respect to the income of Target Corporation for such periods, including any withholding associated with the receipt of shares of Target Corporation Common Stock prior to the Merger. Each of the parties hereto shall report the Merger as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) 368(a)(2)(C) of the Code and shall make all requisite filings associated therewith, including the statement required under Treasury Regulations Section 1.368-3. After the Effective Time, Acquiring Corporation, on the one hand, and the Shareholders, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for taxes of Target Corporation for all periods ending on or prior to the Effective Time and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

                (n)    Disclosure Materials.  As soon as
       practicable after the effective Date of this Agreement and in all events at least two business days prior to the Closing Date, Parent Corporation shall deliver to Target Corporation and to Principal Shareholder true, correct, and complete copies of the Parent Corporation Disclosure Materials described in Section 3.8, above.

              6.2    Covenants of Target Corporation and
       Principal Shareholder.  Target Corporation and Principal
       Shareholder covenant and agree as follows:

               (a) Consents and Approvals; Filings and Notices. Target Corporation and Principal Shareholder shall use reasonable efforts to as promptly as possible make all filings with, provide all notices to and obtain all consents and approvals from third parties required to be obtained by Target Corporation in connection with the transactions contemplated hereunder, including, without limitation, all filings with, notices to and consents and approvals from government entities and other persons.

               (b)   Access and Information.  From the date
       hereof to the Effective Time, Target Corporation shall afford to Parent Corporation, Acquiring Corporation, and their respective officers, employees, accountants, consultants, legal counsel, representatives of current and prospective sources of financing and other representatives of Acquiring Corporation full and complete access during normal business hours to the properties, books, records, documents, instruments, reports, contracts, facilities, premises, and equipment relating to Target Corporation and its properties and to the employees of Target Corporation, and an opportunity to review and copy such books, records, documents, instruments, reports, contracts and other materials as Acquiring Corporation may request.

               (c)   Shareholder Approval.  As promptly as
       practicable after the execution of this Agreement, Target Corporation shall submit this Agreement and the transactions contemplated hereby to its shareholders for approval and adoption as provided by the California GCL and Target Corporation's Articles of Incorporation and Bylaws.

               (d) No Solicitation. During the term of this Agreement, neither Target Corporation nor Principal Shareholder shall directly or indirectly, through a representative or otherwise, solicit or entertain offers from, or negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to any proposed merger, consolidation, sale or acquisition of Target Corporation, the assets or all or substantially all of the capital stock of Target Corporation, whether directly, indirectly, through merger, purchase, consolidation or otherwise. Target Corporation shall immediately notify Acquiring Corporation regarding any contact between Target Corporation or its representatives and any other person or entity regarding any such offer or proposal or any related inquiry and shall state the name of such other person or entity and the material terms and conditions of any such offer, including the offering price.

              6.3 Joint Covenants of Parties. Each of the parties to this Agreement covenants and agrees as follows:

               (a)   Confidentiality.  Except for such
       information with respect to the Merger as Parent Corporation may be required to file with the United States Securities and Exchange Commission, each party shall hold in confidence all documents and information concerning the other and its business and properties (except that either party may disclose such documents and information to any government entity reviewing the transactions contemplated hereby or as required in either party's judgment pursuant to any legal requirement or in furtherance of the transactions contemplated herein), and if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in whatever form) and copies thereof shall immediately thereafter be destroyed, or returned to the party originally furnishing same.

               (b) Expenses. Subject to the obligations of Parent Corporation under Section 6.1(g), above, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

               (c) Notification of Certain Matters. Target Corporation shall give prompt notice to Acquiring Corporation and Parent Corporation, and Parent Corporation and Acquiring Corporation shall give prompt notice to Target Corporation, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Target Corporation or Principal Shareholder and Parent Corporation or Acquiring Corporation, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Target Corporation, Principal Shareholder, Parent Corporation, or Acquiring Corporation, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3(c) shall not limit or otherwise affect any remedies available to the party receiving such notice.

               (d) Further Action; Reasonable Best Efforts. Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of government entities and parties to contracts with Target Corporation and Acquiring Corporation as are necessary for the transactions contemplated herein.

                (e) Public Announcements. No party shall not issue any press release or other public announcement with respect to the Merger without first obtaining the prior approval of each other party to this Agreement.

               (f) Acknowledgment by Parties. The parties hereto acknowledge and agree that the shares of Parent Corporation Common Stock issuable in the Merger shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for the shares of Parent Corporation Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

              7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a)   No Injunctions or Restraints; Illegality.
       No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

               (b) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent Corporation, Acquiring Corporation, Target Corporation, their respective properties, or any of their officers or directors, or Principal Shareholder, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

               (c) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the shareholders of Target Corporation by the requisite vote under applicable law and Target Corporation's Articles of Incorporation.

               (d) Parent Corporation Advisors' Approval re Stock Options. The obligations of Parent Corporation pursuant to this Agreement are subject to Parent Corporation's advisors approving the provisions of this Agreement prior to 5:00 p.m. P.S.T. on January 26, 1999, those provisions of this Agreement relating to any stock option or tax matter and paragraph 6.1(d).

              7.2    Conditions to Obligations of Parent
       Corporation and Acquiring Corporation. The obligations of Parent Corporation and Acquiring Corporation to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

               (a) Governmental Approvals. On or prior to the Closing Date, all material permits, authorizations, consents and approvals of governmental authorities or any other persons required to be obtained by Target Corporation, as a condition to the lawful consummation of the transactions contemplated hereby, shall have been obtained, including, but not limited to, any and all consents required under any contract that Target Corporation is a party to, and Acquiring Corporation shall have received copies of each said consent in form and substance satisfactory to Acquiring Corporation. No such required consent or approval shall have been withdrawn or suspended as of the Closing Date.

               (b)   Representations and Warranties.  The
       representations and warranties of Target Corporation and Principal Shareholder in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time).

               (c) Agreements and Covenants. The agreements and covenants of Target Corporation and Principal
       Shareholder required to be performed on or before the Effective Time shall have been performed in all material respects.

               (d) No Material Adverse Change. There shall not have occurred any Material Adverse Change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued), financial condition or prospects of Target Corporation since the effective date of this Agreement.

               (e) Required Consents. Target Corporation shall have delivered to Acquiring Corporation at or before Closing all consents or notices necessary to be obtained or made by Target Corporation in connection with the transactions contemplated by this Agreement.

               (f)   Good Standing Certificate.  Acquiring
       Corporation shall have received from the California Secretary of State a certificate of status with respect to Target Corporation dated within ten (10) days of the Closing Date, certifying that the Target Corporation is in good standing under the laws of the State of California.

               (g)   Satisfactory Investigation.  Acquiring
       Corporation shall have completed to its satisfaction its investigation of (i) the business, assets, and financial condition of Target Corporation in connection with the transactions contemplated by this Agreement, and (ii) any event or condition arising or discovered after the date of this Agreement which could reasonably be expected to result in a failure of any conditions precedent to the obligations of Acquiring Corporation under this Agreement.

               (h)   Resignations of Officers and Directors.
       Acquiring Corporation shall have received resignations dated as of the Closing Date duly executed by all directors and officers of Target Corporation.

               (i) Agreements, Etc. Target Corporation shall have delivered to Acquiring Corporation keys to the premises at 3534-A Empleo, San Luis Obispo, California.

               (j)   Certificate of Target Corporation.
       Acquiring Corporation shall have been provided with a certificate executed on behalf of Target Corporation by its President to the effect that, as of the Effective Time, the conditions set forth in Section 7.2 (b), (c),
       (d), and (e) have been satisfied.

               (k)   Certificate of Principal Shareholder.
       Acquiring Corporation shall have been provided with a certificate executed by the Principal Shareholder to the effect that, as of the Effective Time, the conditions set forth in Section 7.2 (b) and (c) have been satisfied.

               (l)   Other Closing Documents.  Target
       Corporation, Principal Shareholder, and each other Target Corporation Shareholder shall have executed and delivered to Parent Corporation or Acquiring Corporation, as may be required under this Agreement, such additional documents, certificates, opinions and agreements as Parent Corporation or Acquiring Corporation may reasonably request to implement the transactions contemplated by this Agreement.

              7.3    Conditions to Obligations of Target
       Corporation and Principal Shareholder. The obligations of Target Corporation and Principal Shareholder to effect the Merger and the other transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Effective Time (or such sooner date as is specified below).

               (a)   Representations and Warranties.  The
       representations and warranties of Parent Corporation and Acquiring Corporation in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). Target Corporation shall have received certificates of Parent Corporation and Acquiring Corporation to that effect.

               (b) Agreements and Covenants. The agreements and covenants of Parent Corporation and Acquiring Corporation required to be performed on or before the Effective Time shall have been performed in all material respects. Target Corporation shall have received a certificate of Parent Corporation and Acquiring Corporation to that effect.

               (c) No Material Adverse Change. There shall not have occurred any Material Adverse Change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued), financial condition or prospects of Parent Corporation or Acquiring Corporation after the effective date of this Agreement.

                (d) SBA Loan. Either (i) the holder of the SBA Loan shall have consented to the assumption of such loan by Parent Corporation or Acquiring Corporation, or
       (ii) Parent Corporation or Acquiring Corporation shall have discharged the entire principal of and all interest on such loan at or prior to the Effective Time.

               (e) Completion of Due Diligence. On or before 5:00 p.m. on the second business day after the first date as of which Parent Corporation has delivered to Target Corporation and Principal Shareholder all of the Parent Corporation Disclosure Materials described in Section 3.8, above, Target Corporation shall have completed its due diligence with respect to the financial capacity of Parent Corporation and determined in the sole discretion of Target Corporation that Parent Corporation and Acquiring Corporation have the financial capacity to discharge their respective obligations under this Agreement and as contemplated hereby.

               (f)    Approval of Board of Directors and
       Shareholders. At or before 5:00 p.m. on February 4, 1999, this Agreement and the Merger contemplated hereunder shall have been approved by (i) the Board of Directors of Target Corporation, and (ii) those holders of Target Corporation Common Stock who hold in the aggregate at least seventy-five percent (75%) of the Target Corporation Common Stock held by persons other than Principal Shareholder.

               (g)   Good Standing Certificate.  Target
       Corporation shall receive a certificate of good standing from the Secretary of State of the State of Delaware, certifying that Acquiring Corporation is in good standing under the laws of the State of Delaware.

               (h)   Certificate of Acquiring Corporation.
       Target Corporation shall have been provided with a certificate executed on behalf of Parent Corporation and Acquiring Corporation by their duly authorized officers to the effect that, as of the Effective Time, the conditions set forth in Section 7.3 (a) and (b) have been satisfied.

                            ARTICLE VIII
                  TERMINATION, AMENDMENT AND WAIVER

              8.1    Termination.  Except as provided in Section
       8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time only:

               (a)   by mutual written consent of Parent
       Corporation, Acquiring Corporation, Target Corporation, and Principal Shareholder;

               (b)   by Parent Corporation if (i) Parent
       Corporation is not then in breach of its obligations under this Agreement, (ii) Target Corporation or Principal Shareholder shall have breached any of their respective representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue such that the conditions precedent to the obligation of Parent Corporation to close specified in Section 7.2, above, will not be satisfied, and (iii) such breach has not been cured within ten (10) days following receipt by Target Corporation or the Shareholders of written notice of such breach

               (c) by Acquiring Corporation if (i) Acquiring Corporation is not then in breach of its obligations under this Agreement, (ii) Target Corporation or the Shareholders shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of Acquiring Corporation to close specified in Section 7.2, will not be satisfied, and (iii) such breach has not been cured within ten (10) days following receipt by Target Corporation or the Shareholders of written notice of such breach

               (d) by Target Corporation if (i) neither it nor Principal Shareholder is in breach of its respective obligations under this Agreement, (ii) Parent Corporation or Acquiring Corporation shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of Target Corporation to close specified in Section 7.3, above, will not be satisfied, and (iii) such breach has not been cured within ten (10) days following receipt by Parent Corporation or Acquiring Corporation, as the case may be, of written notice of such breach;

               (e) by Principal Shareholder if (i) neither she nor Target Corporation is in breach of its respective obligations under this Agreement, (ii) Parent Corporation or Acquiring Corporation shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of Target Corporation to close specified in Section 7.3, above, will not be satisfied, and (iii) such breach has not been cured within ten (10) days following receipt by Parent Corporation or Acquiring Corporation, as the case may be, of written notice of such breach;

               (f) by any party if (i) any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any government entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any government entity that would make consummation of the Merger illegal;

               (g) by Acquiring or Parent Corporation if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any government entity, which would: (i) prohibit Acquiring or Parent Corporation's ownership or operation of any portion of the business of Target Corporation or (ii) compel Parent Corporation to dispose of or hold separate all or a portion of the business or assets of Target Corporation or Acquiring Corporation as a result of the Merger;

               (h) by any party if the Effective Time has not occurred on or prior to February 28, 1999, (unless such date shall be extended by the mutual written consent of the parties); provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such date or the inability of such condition to be satisfied;

               (i) by Acquiring Corporation if an event having a Material Adverse Effect on Target Corporation shall have occurred after the effective date of this Agreement; or

               (j)   by Target Corporation or Principal
       Shareholder if an event having a Material Adverse Effect on Parent Corporation or Acquiring Corporation shall have occurred after the effective date of this Agreement.

       Where action is taken by a party that is a corporation to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by such party's Board of Directors.

              8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that the provisions of Sections 6.4(a), 6.4(b), and 6.4(e), above, shall not be extinguished but shall survive such termination, and nothing herein shall relieve any party from liability for any breach thereof and each party shall be entitled to any remedies at law or in equity for such breach.

              8.3 Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE IX
              SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES

              9.1    Survival of Representations.  The
       representations and warranties of each party made in or pursuant to this Agreement shall be deemed made on and as of the Effective Time as though such representations and warranties were made on and as of such date, and all such representations and warranties shall survive the Effective Time and any investigation, audit or inspection at any time made by or on behalf of any party hereto, as follows:
        (a) unless otherwise specified below, representations and warranties shall survive for a period of eighteen (18) months after the Effective Time; (b) representations and warranties with respect to taxes shall survive until the expiration of the applicable statute of limitations; and
       (c) representations, warranties and covenants for matters relating to title to the capital stock of Target Corporation shall continue in full force and effect in perpetuity. Notwithstanding anything herein to the contrary, any representation or warranty which is the subject of a claim which is asserted in writing reasonably and in good faith prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

              9.2    Agreement of Principal Shareholder to
       Indemnify. Principal Shareholders hereby agrees to indemnify, defend and hold harmless Parent Corporation, Acquiring Corporation, and their respective officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against and in respect of all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, but excluding any lost profits, lost revenue or opportunity costs (collectively, "Losses") resulting from, imposed upon or incurred by the Indemnified Persons, directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, given or made by Principal Shareholder or Target Corporation in this Agreement or in any document, certificate or agreement furnished by or on behalf of any such party pursuant to this Agreement. Notwithstanding the foregoing:

               (a) The liabilities or obligations of Principal Shareholder arising out of this Article IX shall commence only following the incidence of Losses (incurred by any and all Indemnified Persons) aggregating Fifty Thousand Dollars ($50,000.00);

               (b) The aggregate indemnification provided by Principal Shareholder pursuant to this Article IX shall not exceed the aggregate consideration received by such Shareholder pursuant to Article I;

               (c) The sole remedy of the Indemnified Persons against Principal Shareholder for breach or inaccuracy of or any failure to comply with the provisions of this Agreement is a claim for indemnification pursuant to this
       Article IX;

               (d)   Notwithstanding the foregoing, nothing
       herein shall limit an Indemnified Person's remedies in the event of fraud or intentional deception on the part of Target Corporation or any Shareholder with respect to any of the obligations of Target Corporation or the Shareholders under this Agreement.

              9.3 Notice of Losses. If an Indemnified Person believes that it has suffered or is likely to suffer any Losses against which it is indemnified pursuant hereto, it shall notify the Shareholders promptly in writing describing such Losses, the amount thereof, if known, and the method of computation of such Losses, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Losses have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Losses under this Article IX, any such Indemnified Person shall promptly notify Principal Shareholder of such action or suit. The failure of any Indemnified Person to give notice as provided herein shall not relieve Principal Shareholder of her obligations under this Article IX unless such failure results in actual detriment to such Shareholder, and only to the extent of such detriment.

               (a) In calculating any Losses (i) there shall be no reduction for any tax benefits with respect to any Losses; and (ii) there shall be no increase for taxes imposed upon the receipt of any indemnity payment with respect to any Losses.

               (b) The amount to which an Indemnitee shall be entitled under this Article IX shall be determined (i) by written agreement between the Indemnified Person and Principal Shareholder; or (ii) if the Indemnified Person and Principal Shareholder are unable to agree as to any claim for indemnification hereunder within thirty (30) days after one party delivers to the other a written notice invoking the mediation and arbitration provisions of Section 9.6, below, then the matter shall be referred for such mediation and arbitration thereunder.

              9.4    Third Party Claims.  If a third party
       asserts a Claim against any Indemnified Person, then the Indemnified Person shall promptly give notice of such Claim in accordance with Section 9.3 above. Principal Shareholder shall be entitled to assume the defense of such Claim, including the employment of counsel reasonably satisfactory to the Indemnified Person; provided, however, that, in the event that the Indemnified Person reasonably determines in good faith that such Indemnified Person's interests with respect to such Claim cannot appropriately be represented by Principal Shareholder, such Indemnified Person shall have the right to assume control of the defense of such Claim and to have such Indemnified Person's reasonable expenses reimbursed promptly with respect to such Claim. In addition, in the event that the Shareholders, within a reasonable time after notice of any such Claim, fail to defend any Indemnified Person, such Indemnified Person (upon further notice to the Shareholders) shall have the right to undertake the defense of such Claim for the account of the Shareholders and to have such Indemnified Person's reasonable expenses reimbursed promptly with respect to such Claim.
       Regardless of which party is controlling the defense of any Claim, no settlement of such Claim may be agreed to without the written consent of each of the Indemnified Person, which consent shall not be unreasonably withheld. The controlling party shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim, and timely notices of any hearing or other court proceeding relating to such Claim.

              9.5 No Recourse Against Target Corporation. Principal Shareholder hereby irrevocably waive any and all right to recourse against Target Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, given or made by Principal Shareholder or Target Corporation in this Agreement and any document, certificate and agreement entered into or delivered pursuant hereto. Principal Shareholder shall not be entitled to contribution from, subrogation to or recovery against Target Corporation with respect to any liability of Principal Shareholder or Target Corporation that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

              9.6 Mediation and Arbitration. Except for any action requiring the exercise of equitable powers, any dispute referred for mediation and arbitration under this
       Section 9.6 initially shall be referred for mediation in San Luis Obispo, California, before a mediator selected by agreement of the parties within fifteen (15) days after expiration of the 30-day period described in Section 9.5, above.

               (a) If the parties do not agree within that 15-day period, then the mediator shall be designated by action of the Board of Directors of Parent Corporation. Any mediator appointed pursuant to this Section 9.6 shall be independent of each party. The costs and fees of any mediator shall be paid equally by the parties. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator (but in all events not more than thirty
       (30) days after the mediator has been appointed), then the mediator shall issue a written statement to the parties to that effect and any party thereafter may submit the dispute for binding arbitration pursuant to subparagraph
       (b), below.

               (b) Any dispute not resolved through mediation shall be resolved by binding arbitration in San Luis Obispo, California, before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Association"). The arbitrator shall be selected by the joint agreement of the parties, but if they do not so agree within fifteen (15) Business Days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. The arbitrator shall render his decision within one hundred eight (180) days of appointment. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Each party shall pay its own costs and expenses of arbitration, including attorneys' fees and expenses of the arbitrator. The arbitrator shall not be permitted to award punitive damages under any circumstances.

               (c)   This agreement to arbitrate shall be
       specifically enforceable.

                            ARTICLE X
                        GENERAL PROVISIONS

              10.1 Notices. All notices, requests, demands or other communications permitted or required under this Agreement shall be effective only if in writing, and shall be deemed to have been given, received and delivered (a) when personally delivered; (b) on the third (3rd) business day after the date on which mailed by certified or registered United States mail, return receipt requested, postage prepaid; (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission; or (d) on the next business day after the business day on which deposited with a public carrier regulated under United States laws for the fastest commercially available overnight delivery, with a return receipt (or equivalent thereof administered by such regulated public carrier) requested, freight prepaid, addressed to the party for whom intended at the address or facsimile number set forth on the signature page of this Agreement or such other address, notice of which is given in a manner permitted by this Section 10.1.

               (a)   if to Parent Corporation or to Acquiring
       Corporation:

                 Americom USA, Inc.         Tel. No.:  (805) 542-6700
           to:   124 South Halcyon Road     Fax No.:  (805) 473-4976
                 Arroyo Grande, CA 93420
                 Mr.Robert M. Cezar, President

       with a copy to:                   and a copy to:

       Carl J. Fernandes, Esq.           Jayson B. Schwarz
       Stradley, Ronon, Stevens          Schwarz, Gillen
       & Young LLP                       2040 Yonge St., Ste. 220
       One Rodney Square, 8th Floor      Toronto, Ontario
       PO Box 2170                       Canada M4S 1Z9
       Wilmington, Delaware 19899        Tel. No.: (416) 486-2040
       Tel No.:  (302) 576-5850          Fax No.: (416) 486-3325
       Fax No.: (302) 576-5858


               (b)   If to Target Corporation or to Principal
       Shareholder:

       to:                               with a copy to:
       Ms. Lori Fisher                   Michael E. Pfau, Esq.
       c/o Kiosk Software, Inc.          Reicker, Clough, Pfau & Pyle,
       34-A Empleo                        LLP
       San Luis Obispo, CA 93401         1421 State Street, Suite  B
                                         P.O. Box 1470
       Tel. No.: (805) 541-4001          Santa Barbara CA 93102-1470
       Fax No.: (805) 541-2309           Tel No.: (805) 966-2440
                                         Fax No.: (805) 966-3320

              10.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              10.3   Severability.  If any term or other
       provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

              10.4   Entire Agreement; Amendments.  This
       Agreement, together with the Schedules hereto and the other documents delivered pursuant hereto, (a) constitutes the entire agreement of the parties with respect to the Merger and the other matters set forth herein, and supersedes all prior and contemporaneous understandings, whether oral or written, regarding such matters, and (b) may not be modified or amended, except by a written instrument executed after the effective date hereof by the party sought to be charged by such amendment.

              10.5 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

              10.6 Binding Effect; Assignment. This Agreement is binding upon and shall inure to the benefit of each of the parties hereto as well as their respective heirs (as to Principal Shareholder), successors, and assigns (as to all parties.

              10.7 Shareholders as Third Party Beneficiaries. The representations, warranties, and covenants of Parent Corporation and Acquiring Corporation under this Agreement are expressly intended to benefit not only Target Corporation and Principal Shareholder but also each other Shareholder of Target Corporation, each of whom is hereby acknowledged to be an express third party beneficiary of this Agreement.

              10.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each party hereby consents to the jurisdiction of the courts of the State of California for purposes of enforcing the rights created hereunder.

              10.9 Attorneys' Fees. If any action is commenced to construe or enforce this Agreement or the rights and duties created hereunder, then the party prevailing in that action shall be entitled to recover its attorneys' fees and costs in that action, as well as all costs and fees incurred in enforcing any judgment entered therein.

              10.10  Counterparts.  This Agreement may be
       executed and delivered in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

              10.11 Further Assurances. From and after the Closing Date, each of Acquiring Corporation and the Shareholders, at any time and from time to time shall make, execute and deliver, or cause to be made, executed and delivered, such instruments, agreements, consents and assurances and take or cause to be taken all such actions as may reasonably be requested by any party to effect the purpose and intent of this Agreement.

              10.12  Interpretation.  The words "include,"
       "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              10.13  Other Remedies.  Except as otherwise
       provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

              10.14 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

              10.15   Effective Date.  The effective date of
        this Agreement shall be January 24, 1999.

                 (Signatures appear on the following page.)

        IN WITNESS WHEREOF, Parent Corporation, Acquiring
       Corporation, Target Corporation, and Principal Shareholder have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

       "PARENT CORPORATION:"                          "TARGET CORPORATION:"

       AMERICOM USA, INC., a Delaware corporation      KIOSK SOFTWARE, INC.,
                                                       a California
                                                       corporation
       By                                              By
       Name: Lori Fisher, President
       Title:


       "PRINCIPAL SHAREHOLDER:"
       Date



       "ACQUIRING CORPORATION:"                           Lori Fisher

       KSI ACQUISITION, INC., a Delaware
        corporation
                                                          Date

       By
           Name:
          Title:


       Date